Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications Officer

CNL Financial Group

(407) 650-1223

CNL HEALTHCARE PROPERTIES INVESTS $302 MILLION

IN 12 SENIOR HOUSING COMMUNITIES

— Acquisition expands REIT’s portfolio in Northwest states —

(ORLANDO, Fla.) Dec. 6, 2013 — CNL Healthcare Properties, a real estate investment trust (REIT) focused on senior housing and healthcare facilities, has acquired a portfolio of 12 senior housing communities in Idaho, Montana, Nevada and Oregon for approximately $302 million.

Combined, the properties have 1,404 independent living, assisted living and memory care units. The average age of the communities, weighted by units, is approximately 7.3 years.

Prestige Senior Living, LLC, and MorningStar Senior Living will each manage a portion of the portfolio under long-term agreements. Prestige owns and operates 73 assets throughout the Pacific Northwest and MorningStar currently has 20 properties with a total of 2,314 units under management or in development in six states.

“Since CNL Healthcare Properties’ first investment in senior housing less than two years ago, we have made a commitment to assembling a strong and diverse portfolio of assets in this sector,” said Stephen H. Mauldin, president and CEO of CNL Healthcare Properties. “The acquisition of these properties, our largest single acquisition to date, reaffirms our focus on this important and dynamic sector and represents our first significant investment into the Pacific Northwest.”

Prestige will manage eight of the newly acquired properties, all in Oregon. The properties are: Prestige Senior Living Southern Hills, an assisted living community and Prestige Senior Living Orchard Heights, an assisted living and memory care community, both in Salem; Prestige Senior Living Riverwood, an assisted living community in Tualatin; Prestige Senior Living High Desert, an assisted living community in Bend; Prestige Senior Living Arbor Place, an assisted living community in Medford; Prestige Senior Living Huntington Terrace, an assisted living community in Gresham; Prestige Senior Living Five Rivers, an independent and assisted living community in Tillamook; and Prestige Senior Living Beaverton Hills, an assisted living community in Beaverton.

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MorningStar will manage two properties in Idaho and one community each in Nevada and Montana. In Idaho, the company will manage MorningStar of Boise, an independent and assisted living community in Boise, and MorningStar of Idaho Falls, an independent living, assisted living and memory care community in Idaho Falls. MorningStar will also manage MorningStar of Billings, an independent living, assisted living and memory care community in Billings, Mont., and MorningStar of Sparks, an independent living, assisted living and memory care community in Sparks, Nevada.

“We are pleased to add these properties to our rapidly expanding portfolio of senior housing communities,” said Mauldin. “We are eager to cultivate relationships with both Prestige and MorningStar, who both have deep expertise in caring for seniors and, importantly, share our values of ensuring the highest quality care to residents.”

About CNL Healthcare Properties

CNL Healthcare Properties, Inc., is an investment offering that focuses on acquiring properties in the senior housing and healthcare sectors, both stabilized and development, as well as other income-producing properties, real-estate related securities and loans. CNL Financial Group, LLC is the sponsor of CNL Healthcare Properties. For more information, visit www.CNLHealthcareProperties.com.

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $28 billion in assets. CNL is headquartered in Orlando, Florida. For more information, visit www.cnl.com.

Cautionary Note Regarding Forward-Looking Statements

Statements above that are not statements of historical or current fact may constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbor created by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the Company’s business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance in connection with discussions of future operating or financial performance, business strategy and portfolios, projected growth prospects, cash flows, costs and financing needs, legal proceedings, amount and timing of anticipated future distributions, estimated per share net asset value of the Company’s common stock, and/or other matters. The Company’s forward-looking statements are not guarantees of future performance. While the Company’s management believes its forward-looking statements are reasonable, such statements are inherently susceptible to uncertainty and changes in circumstances. As with any projection or forecast, forward-looking statements are necessarily dependent on assumptions, data and/or methods that may be incorrect or imprecise, and may not be realized. The Company’s forward-looking statements are based on management’s current expectations and a variety of risks, uncertainties and other factors, many of which are beyond the Company’s ability to control or accurately predict. Although the

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Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors. Given these uncertainties, the Company cautions you not to place undue reliance on such statements.

For further information regarding risks and uncertainties associated with the Company’s business, and important factors that could cause the Company’s actual results to vary materially from those expressed or implied in its forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the Company’s documents filed from time to time with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s quarterly reports on Form 10-Q, and the Company’s annual report on Form 10-K, copies of which may be obtained from the Company’s Web site at www.CNLHealthcareProperties.com.

All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this cautionary note. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to, and expressly disclaims any obligation to, publicly release the results of any revisions to its forward-looking statements to reflect new information, changed assumptions, the occurrence of unanticipated subsequent events or circumstances, or changes to future operating results over time, except as otherwise required by law.

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